GRYPHON GOLD CORPORATION ANNOUNCES JOINT VENTURE WITH NEWMONT ON ITS STATELINE PROPERTY IN IRON COUNTY, UTAH

February 19, 2008:  Gryphon Gold Corporation (GGN:TSX/GYPH:OTC.BB) is pleased to announce it’s wholly owned subsidiary, Nevada Eagle Resources, has entered into a Joint Venture agreement with Newmont North America Exploration Limited (Newmont) on its Stateline property.  The Stateline Mining District is located in extreme western Iron County, Utah along the Nevada/Utah border.  Unlike many epithermal precious metal settings, which have been extensively drilled over the past decade for bulk minable gold mineralization, the Stateline District has been under explored.

Under the terms of the agreement, Newmont can earn up to 60% interest in the property by spending a cumulative total of $3 million in qualified exploration expenditures by December 31, 2013.  Newmont must complete $200,000 in qualified expenditures during 2008, and each succeeding year the amount of required expenditures generally increases by $100,000.  An additional 10% interest in the property can be earned by Newmont upon the completion of a feasibility study.

Stateline is a volcanic-hosted, high grade epithermal gold occurrence lying within the Stateline Mining District on the eastern flank of the Mahogany Mountains.  Gold and silver-bearing veins were discovered in the Mahogany Mountains in 1896. Reported production was approximately 12,000 ounces of gold and 172,000 ounces of silver.  Actual production was potentially much higher based on the amount of work done in the district in the early 1900’s before production statistics were accurately maintained.

Potential for bulk minable (Round Mountain type), and high-grade (Midas type) mineralization occurs locally throughout the district.  At least 12 parallel zones of veins, silicified breccias, and quartz stockwork zones are found throughout the district.  Unlike most districts in the Great Basin, Stateline is grossly under explored.  Only three shallow drill holes are known to have been completed, but there is no information available for these holes.

Gryphon Gold is committed to the strategy of developing and acquiring more gold resources, in politically stable jurisdictions, that have either great exploration potential or near-term production potential.

Gryphon Gold is a Nevada focused gold exploration company.  Its principal gold resource, the 1.2 million (measured and indicated) and 0.6 million (inferred) ounce Borealis deposit, is located in the Walker Lane gold belt of western Nevada.  Nevada Eagle Resources, a wholly owned subsidiary, has over 50 highly prospective gold properties located in desirable gold trends in Nevada.  Nevada Eagle's principal properties have a cumulative 900,000 of historical ounces of gold (the historical estimates are based on internal reports prepared by prior owners prior to February 2001 and were not prepared in accordance with CIM NI 43-101 standards and thus their reliability has not been verified).  The Company has 61.6 million shares outstanding with a cash balance of approximately US $5.0 million as at February, 2008 and all cash is deposited in bank savings accounts or treasury bills.

ON BEHALF OF THE BOARD OF DIRECTORS
TONY KER CEO
GRYPHON GOLD CORPORATION

Full financial statements and securities filings are available on our website: www.gryphongold.com  and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com or Michelle/Larry Roth of Roth Investor Relations, Inc. at 732-792-2200

The Borealis property is described in the technical report dated August 15, 2006 and revised January 11, 2007 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators.  The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Sample preparation, analytical techniques, laboratories used and quality assurance-quality control protocols used during the drilling programs at the Borealis property site are the same as, or similar to, those described in the technical report.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators.  This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to resource estimates, projections, our planned exploration and drilling  programs,joint venture agreements, the availability of future financing for exploration and other plans, projections, estimates and expectations.  Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC(available at www.sec.gov) and with Canadian securities administrators(available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101.  U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7.  Canadian and Guide 7 standards are substantially different.  This press release uses the terms “measured,” “indicated” and “inferred” resources.”  We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them.  Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves.  We do not undertake to update forward-looking statements